Exhibit 10.08

NON-COMPETE AGREEMENT

By this private instrument (the “Agreement”) and in the best form of law, on one side, NS2.com Internet S.A., a company organized under the laws of Brazil, with principal offices at Rua Vergueiro, 396, Liberdade, CEP 01504-000, in the City of Sao Paulo, State of Sao Paulo, registered with the Brazilian Internal Revenue Service (CNPJ/MF) under No. 09.339.936/0001-16, herein represented by its legal representatives (“NS2”) and, on the other side, Marcio Kumruian, a Brazilian citizen, married, businessman, bearer of the Identity Card RG No. 24.122.221-7 SSP/SP, registered with the Brazilian Internal Revenue Service (CPF/MF) under No. 168.764.418-73, resident and domiciled in Sao Paulo, State of São Paulo, at Rua Maria Figueiredo, 527, apt. 192, Paraíso, CEP 04002-003 (the “Executive”).

WHEREAS NS2 is a Brazilian company whose purposes are the wholesale and retail commerce of shoes, sporting goods and related products through the Internet.

WHEREAS the Executive renders and shall continue to render services related to the management of the day-to-day business and affairs of NS2, including the administration, handling and supervision of NS2’s overall business (hereinafter referred to as the “Services”).

WHEREAS the Executive is willing to assume certain commitments before NS2, including but not limited to non-competition, non-solicitation, assignment of intellectual property and confidentiality, in accordance with the terms and conditions stated herein.

NOW, THEREFORE, the parties agree as follows:

1.         This Agreement shall become effective on the date of its execution and shall last as long as the Executive is rendering Services to NS2 (the “Term”), provided that, NS2 may terminate this Agreement for any reason and without the incurrence of any penalty, provided, however, that all restrictions under this Agreement shall survive for the applicable period of time provided in this Agreement.

2.         The Executive agrees that the Services are of a special, unique, extraordinary and intellectual character, and the Executive’s position with NS2 places him in a position of confidence and trust with the clients and employees of NS2. The Executive acknowledges that the rendering of the Services to the clients of NS2 necessarily requires the disclosure to the Executive of confidential information and trade secrets of NS2 (such as, without limitation, proprietary software programs, marketing plans, media plans, budgets, commercial policies, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers). The parties hereto agree that in the course of the Executive’s rendering of the Services, the Executive has and will continue to develop a personal relationship with NS2’s clients and a knowledge of those clients’ affairs and requirements, and that the relationship of NS2 with its clientele will therefore be placed in the Executive’s hands in confidence and trust. The Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of NS2 that the Executive make the covenants contained herein.

3.         The Executive hereby accepts and acknowledges that while rendering the Services, he may develop and create certain works of intellectual nature which will be deemed developed exclusively for hire and under request of NS2 (the “Works”). For the purposes of this Agreement, Works may include, without limitation, literary works, texts, editorials, news, reports, documents, service operation strategies, drawings, memos, observations, registries, files, correspondence, manuals, models and specifications.

4.         The Executive hereby assigns and transfers to NS2 full title, interests and proprietary rights of the current and future Works to be developed under the Services. Any time upon request by NS2, the Executive undertakes to sign, amend and deliver to NS2, at NS2’s expenses, any and all documents which allow the effective exercise by NS2 of its property rights over the Works, including, without limitation, amendments to this Agreement and registry forms for author’s rights,

5.         The provisions of items 3 and 4 above shall be considered applicable to the Executive from the date he began rendering Services to NS2 and shall include any and all Services rendered by the Executive in the past, present or future.

6.         The Executive agrees that while rendering the Services to NS2 and for a two (2)-year period after termination of this Agreement, regardless of the reason for termination, the Executive shall not, except on behalf of NS2, directly or indirectly, and regardless of the reason to cease rendering of Services:

(a)	attempt in any manner to solicit from any client business of the type performed by NS2 or to persuade any client to cease to do business within NS2 or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with NS2, whether or not the relationship between NS2 and such client was originally established in whole or in part through the Executive’s efforts; or

(b)	employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was an employee of or consultant to NS2; or

(c)	develop any products or render any services to or for any third party which is a direct or indirect competitor of NS2 and sell such products and services to third parties, whether or not clients of NS2.

6.1         As used in this section, the term “NS2” shall include any parent company, subsidiaries and divisions or affiliates of NS2; and the term “Client” shall mean (a) any person (whether entity or individual) who is a Client of NS2 in the date of the alleged prohibited conduct; (b) any person (whether entity or individual) who has been a Client of NS2 at any time during the 1-year period immediately preceding the termination of this Agreement or, if this Agreement shall not have terminated, during the 1-year period immediately preceding the date of the alleged prohibited conduct; and (c) any potential Client who has invited NS2 to make a business proposition or to whom NS2 has made a formal presentation during the 1-year period immediately preceding the date of termination of this Agreement or, if this Agreement shall not have terminated, within the 1-year period immediately preceding the date of the alleged prohibited conduct.

7.         The Executive agrees that he will not at any time (whether during the term of this Agreement and for a two (2)-year period after termination of this Agreement, regardless of the reason for termination), disclose to anyone any confidential information or trade secret of NS2, or any client of NS2 or utilize such confidential i formation or trade secret for his own benefit, or for the benefit of third parties and all memoranda, note records or other documents compiled by him or made available to him during the term of this Agreement pertaining to the business of NS2 or its respective clients shall be property of NS2, and shall be delivered to NS2 upon termination of his relationship with NS2 or at any other time, upon request.

8.         The term “confidential information or trade secret” shall mean all information about NS2, its affiliates, and/or their clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between NS2 and its clients, client contacts, sales presentation materials, budgets, practices, strategies, methods of operation, financial or business projections of NS2 and information about or received from clients and other companies with which NS2 does business. The term “confidential information or trade secret” does not include information which (a) is or becomes generally available to the public other than by breach of this Agreement or (b) the Executive learns from a third party who is not under an obligation of confidence to NS2 or to a client of NS2.

9.         If the Executive commits a breach, or NS2 has reasonable grounds to believe that the Executive is about to commit a breach of any of the provisions of this Agreement, NS2 shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NS2 and that money damages will not provide an adequate remedy to NS2. In addition, NS2 may take all such other actions and remedies available to it under law and shall be entitled to such damages as it can show it has sustained by reason of such breach.

10.         The parties acknowledge that the type and periods of restriction imposed in the provisions this Agreement are fair and reasonable and are reasonably required for the protection of the legitimate interests of NS2 and the confidential information, proprietary property and goodwill associated with the business of NS2 and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, it being understood that the clients of NS2 may be serviced from any location and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such clients and potential clients. If any of the covenants in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable.

11.         Any amendment hereto must be in writing signed by the Executive and NS2 or its successor.

12.         This Agreement may not be transferred, assigned or pledged by any party hereto, other than by operation of law. This Agreement will be binding upon and inure to the benefit of the Executive and its successors and assigns and nothing rein is intended to confer upon any person, other than the Executive and its successors and assigns any rights, remedies, obligations or liabilities.

13.         Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective: (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mail or courier service, postage prepaid if mailed by certified mail or courier service, or (c) by certified e-mail, and in each case, addressed as follows:

If to the Executive:

Rua Maria Figueiredo, 527, apt. 192, Paraíso

São Paulo, SP CEP 05468-020

email: marcio@netshoes.com.br

If to NS2:

Rua Vergueiro, 396, Liberdade Sao Paulo, SP

CEP 01504-000

Attention: Marcio Kumruian

email: marcio@netshoes.com.br

with a copy to:

Koury Lopes Advogados

Av. Brigadeiro Faria Lima, 1355, 18th floor

São Paulo, SP

CEP 01452-919

Attention: Karin Alvo

email: kalvo@klalaw.com.br

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

14.         This Agreement shall be interpreted in accordance with the laws of the Federative Republic of Brazil. The parties agree that any claims or causes of action which arise out of this Agreement shall be instituted and litigated in the Courts of Sao Paulo, State of Sao Paulo.

IN WITNESS WHEREOF , the parties hereto have duly executed this Agreement in two (2) counterparts as of December 23, 2009.

By:	/S/ MARCIO KUMRUIAN /S/ HAGOP CHABAB
NS2.COM INTERNET S.A.
Márcio Kumruian / Hagop Chabab

/S/ MARCIO KUMRUIAN Marcio Kumruian

Witnesses:

1.	/S/ ANA BEATRIZ ALVES DE SOUSA	2.	/S/ AMANDA RODRIGUES DE OLIVEIRA SILVA
Name: Ana Beatriz Alves de Sousa		Name: Amanda Rodrigues de Oliveira Silva
ID: 35705705-3 - SSP/SP		ID: RG Nº: 26.632.685-7 - SSP/SP
		CPF/MF: 193.396.928-88